Exhibit 99

CACI Reports Results for Its Fiscal 2020 First Quarter

First quarter revenue growth of 16.9 percent, 5.6 percent organic

Strong cash flow from operations

Strong contract awards of $4.0 billion

Raising Fiscal Year 2020 guidance as a result of three acquisitions

ARLINGTON, Va.--(BUSINESS WIRE)--October 30, 2019--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its first fiscal quarter ended September 30, 2019.

CEO Commentary and Outlook

John Mengucci, CACI’s President and CEO, said, “Our first quarter performance was a great start to Fiscal Year 2020. We grew revenue, generated strong profitability and cash flow, and won $4 billion of contract awards. Subsequent to the quarter, we closed on three strategic acquisitions adding key capabilities in the mission expertise and technology areas of our business. We are confident in our ability to continue to deliver value to our customers and shareholders.”

First Quarter Results

(in millions except earnings per share)	Q1, FY20	Q1, FY19	% Change
Revenue	$1,363.4	$1,165.9	16.9%
Operating income	$100.2	$99.6	0.6%
Net income	$68.0	$78.8	-13.8%
Diluted earnings per share	$2.66	$3.10	-14.2%
Net cash provided by operating activities[1]	$114.6	$83.1	37.9%
(1)

First quarter FY20 net cash provided by operating activities excludes CACI’s Master Accounts Receivable Purchase Agreement (MARPA facility). For more details, see the Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA on page 10 of this release.

Revenue for the first quarter of Fiscal Year 2020 (FY20) increased compared to the first quarter of Fiscal Year 2019 (FY19), driven by both acquired revenue and organic revenue growth. The year-over-year change in operating income was impacted by unusually strong results last year due to product sales timing and other one-time benefits. The decrease in net income was due to both higher interest expense and a higher effective tax rate.

Additional First Quarter Financial Metrics

	Q1, FY20	Q1, FY19	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)[1]	$128.3	$117.1	9.6%
Days sales outstanding[2]	59	67
(1)	See the Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) on page 10 of this release.
(2)

DSO calculation for Q1 FY20 excludes the impact of the Company’s MARPA facility (see reconciliation on page 10). Including the impact of the MARPA facility, DSO was 53 days in Q1 FY20. Q1 FY19 excludes amounts related to the Navy Systems Engineering business acquired during the quarter.

First Quarter Contract Awards

Contract awards in the quarter totaled $4.0 billion, a 58 percent increase over the first quarter of FY19. Approximately 60 percent of contract award value is for new business to CACI. These awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:

  A five-year, $907 million mission expertise task order with the U.S. Army Intelligence and Security Command to protect U.S. forces in Afghanistan by providing intelligence operations and analytic support.
  A five-year, $443 million mission technology task order to support the U.S. Army by rapidly responding to commercial based technology threats.
  A five-year, $438 million mission expertise task order to support the U.S. Air Force in advancing Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) programs.
  A five-year, single-award indefinite delivery/indefinite quantity enterprise expertise contract, with a ceiling value of $250 million, with the Department of Interior (DOI) Business Integration Office to manage the agency's Financial and Business Management System (FBMS).
  A five-year, single-award indefinite delivery/indefinite quantity enterprise technology contract, with a ceiling value of $250 million, by the U.S. Navy's Program Executive Office for Enterprise Information Systems (PEO-EIS) to provide post-deployment support for the U.S. Marine Corps' Global Combat Support System (GCSS).
  A four-year, eight-month enterprise technology task order, with a ceiling value of $385 million, to provide scientific, systems, and software engineering and technical services to the U.S. Navy's MyNavy Human Resources Transformation.
  A more than four-year mission expertise task order, with a ceiling value of $197 million, to support the U.S. Army Fixed Wing Project Office's special electronic mission aircraft flight operations worldwide.
  A five-year mission expertise task order, with a ceiling value of $88 million, to support the U.S. Army Communications-Electronics Command Software Engineering Center's Army Reprogramming Analysis Team (ARAT) Program Office.
  A five-year mission expertise task order, with a ceiling value of nearly $70 million, to assist the U.S. Navy in assessing its weapons and integrated combat systems.
  A prime position on the multiple-award, indefinite delivery/indefinite quantity mission expertise contract with the Defense Intelligence Agency (DIA), with a ceiling value of $17.1 billion, to support military intelligence operations for defense planners, warfighters, and policy makers.

Total backlog at September 30, 2019 was $19.5 billion compared with $13.0 billion in the first quarter of FY19, an increase of 49 percent. Funded backlog at September 30, 2019 was $3.3 billion compared with $2.7 billion in the first quarter of FY19, an increase of 21 percent.

Subsequent Acquisitions

CACI closed on three acquisitions during the month of October. These companies add strategic capabilities in the mission expertise and technology areas of our business. The aggregate purchase price was approximately $105 million. The acquisitions are expected to be accretive to FY20, adding approximately $50 million of revenue and $3 million of net income to the remainder of our fiscal year, with Adjusted EBIDTA margins in the mid-teens. Business descriptions are as follows:

  Next Century Corporation, a mission technology company, delivers advanced geospatial mapping, predictive analytics, data fusion, and machine learning to the Intelligence Community and Department of Defense.
  Linndustries Shielding Specialties, a mission technology company, delivers hardened systems to protect from High Altitude Electromagnetic Pulses and other electromagnetic interference.
  Deep3, a mission expertise company, provides application development, data analytics, digital transformation and cyber security. This acquisition is part of our U.K. operations and supports U.K. National Security and Defense.

Additional Highlights

  CACI expanded its presence in the Texas Technology Corridor, marked by the September 20, 2019 opening of a new office in Port San Antonio and plans to create new space in the Capital Factory technology incubation hub in Austin. CACI will use the new Port San Antonio facility to collaborate with the U.S. Air Force and other government customers in the region to provide research and development of full-spectrum cybersecurity and cyberspace solutions.
  CACI and BlackBerry are partnering to provide the first secure and certified government multi-tenant mobile communications application (app) for voice and messaging on both iOS and Android devices that exceeds Federal requirements.
  CACI hosted an Investor Day on September 17, 2019 in New York City. John Mengucci, CACI's CEO and President, discussed the company’s vision and growth strategy. CACI management provided in-depth presentations on the expertise, innovation, and technology the company delivers for its enterprise and mission customers. Learn more by reading CACI's Investor Day presentation at http://investor.caci.com/file/4200091/Index?KeyFile=1001256691.
  CACI Executive Chairman and Chairman of the Board Dr. J.P. (Jack) London received the 2019 U.S. Navy Memorial Lone Sailor Award.

CACI Raises FY20 Guidance

We are raising our FY20 guidance to account for the three recent acquisitions referenced above. The table below summarizes our FY20 guidance and represents our views as of October 30, 2019.

(in millions except earnings per share)	Current Fiscal Year 2020 Guidance	Previous Fiscal Year 2020 Guidance
Revenue	$5,550 - $5,750	$5,500 - $5,700
Net income	$298 - $318	$295 - $315
Diluted earnings per share	$11.64 - $12.42	$11.52 - $12.30
Diluted weighted average shares	25.6	25.6
Net cash provided by operating activities[1]	at least $420	at least $400
(1)	FY20 net cash provided by operating activities excludes CACI’s MARPA facility.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, October 31, 2019 during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/news/#upcomingevent at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI

CACI’s 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World’s Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2019	9/30/2018	% Change
Revenue	$1,363,392	$1,165,864	16.9%
Costs of revenue
Direct costs	878,881	782,760	12.3%
Indirect costs and selling expenses	357,592	264,757	35.1%
Depreciation and amortization	26,762	18,747	42.8%
Total costs of revenue	1,263,235	1,066,264	18.5%
Operating income	100,157	99,600	0.6%
Interest expense and other, net	16,811	8,886	89.2%
Income before income taxes	83,346	90,714	-8.1%
Income tax expense (benefit)	15,369	11,881	29.4%
Net income	$67,977	$78,833	-13.8%

Basic earnings per share	$2.73	$3.19	-14.4%
Diluted earnings per share	$2.66	$3.10	-14.2%

Weighted average shares used in per share computations:
Basic	24,894	24,737
Diluted	25,532	25,424

Statement of Operations Data (Unaudited)
	Quarter Ended
	9/30/2019	9/30/2018	% Change
Operating income margin	7.3%	8.5%
Tax rate	18.4%	13.1%
Net income margin	5.0%	6.8%

Adjusted EBITDA*	$128,311	$117,066	9.6%
Adjusted EBITDA Margin*	9.4%	10.0%

* See Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) on page 10

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	9/30/2019	6/30/2019
ASSETS:
Current assets
Cash and cash equivalents	$83,182	$72,028
Accounts receivable, net	848,463	869,840
Prepaid expenses and other current assets	110,623	89,652
Total current assets	1,042,268	1,031,520

Goodwill and intangible assets, net	3,759,059	3,772,194
Property and equipment, net	156,750	149,676
Other long-term assets	480,107	133,453
Total assets	$5,438,184	$5,086,843

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$46,920	$46,920
Accounts payable	92,616	118,917
Accrued compensation and benefits	299,286	290,274
Other accrued expenses and current liabilities	334,802	235,611
Total current liabilities	773,624	691,722

Long-term debt, net of current portion	1,551,951	1,618,093
Other long-term liabilities	687,358	405,562
Total liabilities	3,012,933	2,715,377

Shareholders' equity	2,425,251	2,371,466
Total liabilities and shareholders' equity	$5,438,184	$5,086,843

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2019	9/30/2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$67,977	$78,833
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	26,762	18,747
Amortization of deferred financing costs	589	579
Non-cash lease expense	17,825	-
Stock-based compensation expense	7,038	5,698
Deferred income taxes	5,485	10,086
Changes in operating assets and liabilities, net of
effect of business acquisitions:
Accounts receivable, net	21,589	(64,339)
Prepaid expenses and other assets	(25,989)	(12,678)
Accounts payable and other accrued expenses	3,477	71,337
Accrued compensation and benefits	(1,267)	(16,763)
Income taxes payable and receivable	4,463	(5,218)
Operating lease liabilities	(17,450)	-
Long-term liabilities	(7,295)	(3,176)
Net cash provided by operating activities	103,204	83,106

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,536)	(9,368)
Purchases of businesses, net of cash acquired	(1,351)	(89,956)
Other	-	(409)
Net cash used in investing activities	(23,887)	(99,733)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	(66,730)	33,270
Payment of contingent consideration	-	(616)
Proceeds from employee stock purchase plans	1,852	1,527
Repurchases of common stock	(1,717)	(1,393)
Payment of taxes for equity transactions	(467)	(6,576)
Net cash provided by (used in) financing activities	(67,062)	26,212
Effect of exchange rate changes on cash and cash equivalents	(1,101)	(292)
Net increase in cash and cash equivalents	11,154	9,293
Cash and cash equivalents, beginning of period	72,028	66,194
Cash and cash equivalents, end of period	$83,182	$75,487

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2019		9/30/2018		$ Change	% Change
Department of Defense	$937,640	68.8%	$818,266	70.2%	$119,374	14.6%
Federal Civilian Agencies	363,993	26.7%	292,202	25.1%	71,791	24.6%
Commercial and other	61,759	4.5%	55,396	4.8%	6,363	11.5%
Total	$1,363,392	100.0%	$1,165,864	100.0%	$197,528	16.9%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2019		9/30/2018		$ Change	% Change
Cost reimbursable	$747,714	54.8%	$641,527	55.0%	$106,187	16.6%
Fixed price	417,976	30.7%	344,004	29.5%	73,972	21.5%
Time and materials	197,702	14.5%	180,333	15.5%	17,369	9.6%
Total	$1,363,392	100.0%	$1,165,864	100.0%	$197,528	16.9%

Revenue Generated as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2019		9/30/2018		$ Change	% Change
Prime	$1,236,253	90.7%	$1,089,872	93.5%	$146,381	13.4%
Subcontractor	127,139	9.3%	75,992	6.5%	51,147	67.3%
Total	$1,363,392	100.0%	$1,165,864	100.0%	$197,528	16.9%

Contract Awards Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2019	9/30/2018	$ Change	% Change
Contract Awards	$4,017,223	$2,543,483	$1,473,740	57.9%

Reconciliation of Net Cash Provided by Operating Activities to
Net Cash Provided by Operating Activities Excluding MARPA Facility
(Unaudited)

The Company defines net cash provided by operating activities excluding CACI’s Master Accounts Receivable Purchase Agreement (MARPA facility) as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude net cash received from CACI’s MARPA facility for the sale of certain designated eligible U.S. government receivables. Under the MARPA facility, the Company can sell eligible receivables, including certain billed and unbilled receivables up to a maximum amount of $200.0 million. The Company uses net cash provided by operating activities excluding MARPA facility to allow investors to more easily compare current period results to prior period results and to results of our peers. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(dollars in thousands)	Quarter Ended 9/30/2019
Net cash provided by operating activities	$103,204
Cash used (provided) by MARPA facility	11,424
Net cash provided by operating activities excluding MARPA facility	$114,628

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense, including depreciation within direct costs, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2019	9/30/2018	% Change
Net income	$67,977	$78,833	-13.8%
Plus:
Income taxes	15,369	11,881	29.4%
Interest income and expense, net	16,811	8,886	89.2%
Depreciation and amortization expense, including depreciation within direct costs	27,354	19,466	40.5%
Earnout adjustments	800	(2,000)	-140.0%
Adjusted EBITDA	$128,311	$117,066	9.6%

	Quarter Ended
(dollars in thousands)	9/30/2019	9/30/2018	% Change
Revenue, as reported	$1,363,392	$1,165,864	16.9%
Adjusted EBITDA	128,311	117,066	9.6%
Adjusted EBITDA margin	9.4%	10.0%

Contacts

Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Investor Relations:
Dan Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com